This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you are urged to consult your broker, dealer, bank manager, lawyer, accountant or other professional advisor. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to Warrantholders in any jurisdiction in which the making thereof would not be in compliance with the laws of that jurisdiction. However, Atlas may, in its sole discretion take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend this Offer to Warrantholders in such jurisdiction.
May 3, 2013

NOTICE OF CHANGE AND VARIATION
by
ATLAS FINANCIAL HOLDINGS, INC.
in respect of its
OFFER TO PURCHASE, AS AMENDED,
ALL OF THE OUTSTANDING ORDINARY SHARE PURCHASE WARRANTS
FOR CASH AT THE INCREASED PURCHASE PRICE OF
U.S.$1.25 PER THREE WARRANTS
Atlas Financial Holdings, Inc. (“Atlas”, the “Corporation”, “we” or “us”) hereby gives notice that it is amending and varying its (i) offer to purchase dated April 12, 2013 (the “Original Offer”) to all holders of the Corporation's issued and outstanding warrants as issued on December 31, 2010 (the “Warrants”) exercisable for the purchase of the Corporation's ordinary shares (the “Shares”), at an exercise price of C$6.00 per Share, all of the issued and outstanding Warrants at a price of U.S.$0.80 in cash for every three Warrants tendered (or 26⅔ U.S. cents per Warrant) (the “Original Purchase Price”); (ii) issuer bid circular dated April 12, 2013 (the “Circular”); and (iii) the letter of transmittal (“Letter of Transmittal”) and notice of guaranteed delivery (“Notice of Guaranteed Delivery”) that accompanied the Original Offer and Circular.
The Original Offer (as amended by this notice of change and variation, the “Offer”) and the Circular are being amended and varied in order to, among other things, (i) increase the price payable under the Offer from U.S.$0.80 to U.S.$1.25 in cash for every three Warrants tendered (or 41⅔ U.S. cents per Warrant) (the “Purchase Price”); (ii) vary the conditions of the Offer such that it is conditional on 100% of the Warrants being validly deposited and not withdrawn; and (iii) reflect the updated range of fair market value per unit of three Warrants in the opinion of Capital Canada Limited (“Capital Canada”) as set forth in its updated formal valuation dated April 30, 2013 (the “Updated Valuation”), which is set out in full as Schedule A to this notice of change and variation (“Notice”).

The Offer expires at 5:00 p.m. (Central time) on May 17, 2013 unless extended, varied or withdrawn.

Warrantholders who have validly deposited and not withdrawn their Warrants need take no further action to accept the Offer.

The Offer expires at 5:00 p.m. (Central time) on May 17, 2013, unless withdrawn, extended or varied by Atlas (such time on such date, the “Expiration Date”). The Offer is conditional upon 100% of the issued and outstanding Warrants being tendered. The Offer is also subject to other conditions and Atlas reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Warrants tendered under the Offer if certain events occur. See Section 7 of the Original Offer - “Conditions of the Offer”.
This Notice should be read in conjunction with the Original Offer and the accompanying Circular and the related form of lock-up agreement (“Lock-Up Agreement”) as set out in Schedule A to the Circular and Letter of Transmittal and Notice of Guaranteed Delivery. Unless the context requires otherwise or unless otherwise defined herein or amended hereby, defined terms used in this Notice have the same meaning as in the Original Offer and Circular.
The Purchase Price (and applicable withholding taxes, if any) and the amount payable to holders of Warrants (“Warrantholders”) who elected to tender to the Offer will be denominated in U.S. dollars. Atlas will pay for Warrants tendered in U.S. dollars. See Section 9 of the Original Offer - “Taking Up and Payment for Tendered Warrants”.
Applicable Canadian securities laws generally prohibit the Corporation and its affiliates from acquiring any Warrants, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or termination of the Offer, except, in the case of acquisitions during the period following the Expiration Date, pursuant to certain acquisitions effected in the normal course on a published market or as otherwise permitted by applicable law. Rule 13e-4(f)(6) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) prohibits the Corporation and its affiliates from purchasing any Warrants, other than pursuant to the Offer, until at least 10 business days after the expiration of the Offer. If the Offer does not result in the tendering and take up of all of the issued and outstanding Warrants, subject to applicable law, Atlas may in the future purchase additional Warrants in private transactions, through issuer bids in Canada or issuer tender offer in the United States or otherwise. Any such purchases may be on the same terms or on terms which are more or less favourable to Warrantholders than the terms of the Offer. Any possible future purchases by Atlas will depend on many factors, including the market price of the Shares, the Corporation's business and financial position, the results of the Offer and general economic and market conditions.
A committee of Atlas' board of directors (the “Board of Directors”) consisting of independent directors who do not own Warrants, has approved the Offer. However, none of Atlas, its Board of Directors or Capital Canada, makes any recommendation to any Warrantholder as to whether to tender or refrain from tendering Warrants under the Offer. Warrantholders must make their own decisions as to whether to tender Warrants under the Offer, and, if so, how many Warrants to tender. Scott D. Wollney and Gordon Pratt, each of whom owns Warrants, have indicated their intention to participate in the Offer as have other senior officers of the Corporation who own Warrants.
Warrantholders should carefully consider the income tax consequences of tendering Warrants under the Offer. See Section 19 of the Circular - “Income Tax Consequences”.
Warrantholders wishing to tender their Warrants pursuant to the Offer must comply in all respects with the delivery procedures described and incorporated by reference herein. See Section 5 of the Original Offer - “Procedure for Tendering Warrants”.
A Warrantholder who wishes to tender Warrants under the Offer and whose Warrants are registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such investment dealer, stock broker, trust company or other nominee in order to take the necessary steps to be able to deposit the Warrants under the Offer.
NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER WARRANTHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING WARRANTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION

OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR THE BOARD OF DIRECTORS.
Any questions or requests for information regarding the Offer should be directed to the Corporation at the address and telephone number set forth on the last page of this document. Additional copies of this Notice, the Original Offer, Circular and Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge upon request to the Corporation at its address shown on the last page of this document and may also be accessed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov under Atlas' profile.
Unless otherwise specifically indicated, the information contained in this document is given as of the date of this document, and the Corporation undertakes no duty to update any such information, except as required by applicable law. Information relating to Atlas in this Notice, the Original Offer, the Circular or in any materials accompanying such documents has been taken from or is based upon publicly available documents filed with applicable securities authorities.
INFORMATION FOR UNITED STATES WARRANTHOLDERS
The enforcement by Warrantholders of civil liabilities under U.S. securities laws may be adversely affected by the fact that Atlas is a Cayman Islands company and that some of its officers and directors are residents of a country other than the United States.
United States Warrantholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. See Section 19 of the Circular - “Income Tax Consequences”.
The Corporation has filed with the U.S. Securities and Exchange Commission (the “SEC”) the Issuer Tender Offer Statement on Schedule TO-I dated April 12, 2013 and Amendment No. 1 to Schedule TO-I dated May 3, 2013 with respect to the Offer pursuant to Section 13(e)(1) of the Exchange Act and Rule 13e-4(c)(2) promulgated thereunder. See Section 1 of the Circular - “Atlas Financial Holdings, Inc. - Additional Information”.
Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
FORWARD-LOOKING INFORMATION
This Notice contains forward-looking information and forward-looking statements within the meaning of applicable U.S. and Canadian securities laws (collectively referred to herein as “forward-looking information”). Forward-looking statements anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of applicable U.S. and Canadian laws. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.
These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. These statements may address, among other things: our belief that the purchase of Warrants under the Offer represents an attractive investment and an efficient use of the Corporation's working capital; the Corporation continuing to have sufficient financial resources and working capital and the Offer not being expected to have a material adverse effect on the Corporation or its business; future purchases of additional Warrants of the Corporation; our strategy for growth, catastrophe exposure management, product development, investment results, regulatory approvals, market position, expenses, financial results, litigation and reserves. We believe that these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements.
In addition to the normal risks of business, we are subject to significant risks and uncertainties, including those set out in our most recently filed Form 10-Q, which apply to us as an insurer and a provider of other financial services. These cautionary statements are not exclusive and are in addition to other factors discussed elsewhere in this document, in our filings with the SEC or via SEDAR or in materials incorporated therein by reference.
In addition, any information that refers to expectations, projections or other characterizations of future events, conditions or circumstances is considered forward-looking information. Forward-looking information is not a guarantee of future performance.
Forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those in forward-looking information due to various factors. All of the forward-looking information contained herein is qualified by the assumptions that are stated or inherent in such forward-looking information. Although Atlas believes that these assumptions are reasonable, they are not exhaustive and the reader should not place an undue reliance on these assumptions and such forward-looking.
Management of Atlas believes that the expectations reflected in the forward-looking information are reasonable based on information currently available to them, but cannot assure readers that the expectations will prove to have been correct. Accordingly, readers should not place undue reliance on such forward-looking information. These statements speak only as of the date of this document. Except as provided by applicable Canadian and United States laws and regulations, Atlas undertakes no obligation to revise or update any forward-looking information to reflect events or circumstances that occur after the date of this document.
CURRENCY AND EXCHANGE RATE
Except where otherwise indicated, all dollar amounts set forth in this Notice are expressed in United States dollars and “$” and “U.S.$” shall mean United States dollars. “C$” shall mean Canadian dollars. The following table sets forth, for each period indicated, the high and low noon exchange rates for one Canadian dollar expressed in United States dollars, the average of such exchange rates during such periods, and the exchange rate at the end of the period, in each case, based upon the Bank of Canada noon spot rate of exchange:

		Year ended December 31
	Three Months Ended March 31, 2013	2012	2011	2010
High	1.0164	1.0299	1.0583	1.0054
Low	0.9696	0.9599	0.9430	0.9278
Average	0.9917	1.0004	1.0111	0.9709
Period end	0.9846	1.0051	0.9833	1.0054

On May 3, 2013, the exchange rate for one Canadian dollar expressed in U.S.$ was 0.9922 based upon the Bank of Canada noon spot rate of exchange (the “Exchange Rate”).

NOTICE OF CHANGE AND VARIATION
This Notice should be carefully read in conjunction with the Original Offer, Circular and Letter of Transmittal and Notice of Guaranteed Delivery, as amended by this Notice.
May 3, 2013
To the Holders of Warrants of Atlas Financial Holdings, Inc.:
By written notice to Warrantholders as set forth in this Notice, the Corporation has amended and varied the Original Offer, Circular and Letter of Transmittal and Notice of Guaranteed Delivery.
Except as otherwise set forth in this Notice, the information, terms and conditions in the Original Offer, Circular and Letter of Transmittal and Notice of Guaranteed Delivery continue to be applicable in all respects.
1    Increase in Purchase Price for Warrants

The Corporation has varied the Original Offer by increasing the price offered to Warrantholders to U.S.$1.25 in cash for every three Warrants (or 41⅔ U.S. cents per Warrant). As a result of the increased Purchase Price, the total amount of funds that would be required to purchase all of the outstanding Warrants pursuant to the Offer is U.S.$1,659,792.50.
The Corporation intends to fund any purchases of Warrants pursuant to the Offer from available cash on hand. The Offer is not conditional upon the receipt of financing. Atlas will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Warrants pursuant to the Offer.
Assuming that all of the conditions to the Offer are satisfied or waived, all Warantholders whose Warrants are validly deposited and taken up under the Offer, including Warrantholders who have already deposited their Warrants under the Original Offer, without exception, will receive the increased price for any of their Warrants that are taken up under the Offer.
All references in the Original Offer and Circular are amended to reflect the foregoing.
Section 2 of the Original Offer is hereby deleted in its entirety and replace with the following:
“We are offering U.S.$1.25 in cash for every three Warrants tendered (41⅔ U.S. cents per Warrant). All Warrantholders who have properly tendered and not withdrawn their Warrants pursuant to the Offer will receive the aggregate Purchase Price, payable in cash (but subject to applicable withholding taxes, if any), for all Warrants purchased. The aggregate Purchase Price for Warrants tendered will be rounded down to the nearest whole cent. The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to a tendering Warrantholder will be made in U.S. dollars. See “Offer to Purchase - Taking Up and Payment for Tendered Warrants”.
In the last ten trading days, the Shares have traded on the NASDAQ from a low of U.S.$6.61 to a high of U.S.$7.50. On May 3, 2013, the closing price of the Shares on the NASDAQ was U.S.$7.31, which represents a premium above the Purchase Price. There is no established reporting system or market for the Warrants and Warrantholders are urged to obtain the best available information as to potential current market prices of the Warrants (including by reviewing the Updated Valuation and Prior Valuation), and, to the extent available, the Shares before making a decision whether to tender their Warrants for purchase.”

2	Minimum Participation

The Corporation has varied its Original Offer such that it is now conditional on 100% of the Warrants being validly deposited and not withdrawn. The Original Offer, including the Summary Term Sheet, is hereby amended by deleting all references to “65%” therein and substituting “100%” therefor. Atlas does not intend to waive the minimum tender condition that 100% of the outstanding Warrants as of the Expiration Date be validly deposited under the Offer and not withdrawn at the Expiration Date. All references in the Original Offer and Original Circular to the Corporation's right to waive any condition to the Offer in whole or in part should therefore be read accordingly.
In addition, the paragraph beside the heading “Are there any conditions to the Offer?” in the “Summary Term Sheet” preceding the Original Offer is hereby deleted in its entirety and replaced with the following:
“Yes. The Offer is subject to a number of conditions, such as that at least 100% of the outstanding Warrants as of the Expiration Date be deposited and not withdrawn as of the Expiration Date (the “Minimum Tender Condition”), the absence of court and governmental action prohibiting the Offer and changes in general market conditions that, in our judgment, are or may be materially adverse to us. Atlas does not intend to waive the Minimum Tender Condition if it is not satisfied on Expiration Date. See “Offer to Purchase - Conditions of the Offer”.”
3    Fair Market Value per Warrant

To reflect the recent changes in the trading price of the Shares, the Special Committee determined it was desirable to obtain the Updated Valuation. The Updated Valuation contains Capital Canada's opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of April 30, 2013, the fair market value per unit of three Warrants falls within the range of C$1.13 and C$1.28 (or 37.37 and 42.33 U.S. cents per Warrant based on the Exchange Rate). The Updated Valuation further states that if Capital Canada was asked to select a particular amount representing the fair market value per unit of three Warrants, it would suggest the mid-point of approximately C$1.21 per unit of three Warrants (or 40.02 U.S. cents per Warrant based on the Exchange Rate). Accordingly,

(a)	the Circular is hereby amended by re-designating Schedule B of the Circular as Schedule C and appending Schedule A of this Notice to the Circular as Schedule B thereto.

(b)
the paragraph beside “Has Atlas or its Board of Directors adopted a position on the Offer?” in the “Summary Term Sheet” preceding the Original Offer is hereby deleted in its entirety and replaced with the following:

“The Board of Directors has approved the Offer, based on the recommendation of a special committee (the “Special Committee”) of the Board of Directors, consisting of Jordan Kupinsky and Larry Swets, Jr., neither of whom owns Warrants. The Special Committee obtained a formal valuation of the Warrants in accordance with applicable Canadian securities laws from Capital Canada Limited (“Capital Canada”), which states that the fair market value per unit of three Warrants falls within the range of C$1.13 and C$1.28 (or 37.37 and 42.33 U.S. cents per Warrant based on the Exchange Rate) with a suggested mid-point value of C$1.21 per unit of three Warrants (or 40.02 U.S. cents per Warrant based on the Exchange Rate). Consequently, the Purchase Price is above the indicated fair market value mid-point of the valuation range set out in the Updated Valuation. However, none of Atlas, its Board of Directors or Capital Canada makes any recommendation to you or to any other Warrantholders as to whether to tender or refrain from tendering Warrants under the Offer. You must make your own decisions as to whether to tender all or any of your Warrants. See “Offer to Purchase - Purchase Price and Payment”.

(c)	the first four paragraphs after “Formal Valuation” in Section 1 of the Original Offer - “The Offer” are hereby deleted in their entirety and replaced with the following:

“The Updated Valuation contains Capital Canada's opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of April 30, 2013, the fair market value per unit of three Warrants falls within the range of C$1.13 and C$1.28 (or 37.37 and 42.33 U.S. cents per Warrant based on the Exchange Rate). The Updated Valuation further states that if Capital Canada was asked to select a particular amount representing the fair market value per unit of three Warrants, it would suggest the mid-point of approximately C$1.21 per unit of three Warrants (or 40.02 U.S. cents per Warrant based on the Exchange Rate). The

Updated Valuation is subject to the limitations, exceptions, assumptions and qualifications set forth therein.
Capital Canada has been in the business of investment banking and financial advisory services to predominantly mid-market companies for over 30 years. Capital Canada is regularly engaged in performing financial analyses with regard to businesses and their securities in connection with mergers and acquisitions, financings, restructurings, principal investments, valuations, fairness opinions and other financial advisory services.
The full text of the written opinion of Capital Canada, set out in the Updated Valuation, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the review undertaken in rendering the opinion, is attached as Schedule B to the Circular. Warrantholders are urged to read the Updated Valuation carefully and in its entirety.”

(d)	the first four paragraphs after “Engagement of Valuator” in Section 4 of the Circular - “Valuation” are each hereby deleted in their entirety and replaced with the following:

“Capital Canada was first contacted on behalf of the Special Committee on March 26, 2013 concerning the potential engagement of Capital Canada to prepare a formal valuation, within the meaning of MI 61-101, as required under applicable Canadian securities legislation in connection with the Offer. Capital Canada was retained by Atlas pursuant to an engagement agreement dated April 10, 2013.
On April 10, 2013, Capital Canada rendered an oral opinion to the Special Committee, which was subsequently confirmed in a formal valuation dated April 11, 2013 (the “Prior Valuation”) that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, the fair market value per unit of three Warrants falls within the range of C$0.83 and C$1.00. The Prior Valuation further states that if Capital Canada was asked to select a particular amount representing the fair market value per unit of three Warrants, it would suggest the mid-point of approximately C$0.92 per unit of three Warrants.
On April 30, 2013, Capital Canada was contacted on behalf of the Special Committee and was retained by Atlas pursuant to an engagement agreement dated April 30, 2013, to prepare an updated formal valuation (the “Updated Valuation”) in light of recent changes in the trading price of the Shares. The Updated Valuation contains Capital Canada's opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of April 30, 2013, the fair market value per unit of three Warrants falls within the range of C$1.13 and C$1.28 (or 37.37 and 42.33 U.S. cents per Warrant based on the Exchange Rate).
A summary of the Updated Valuation is set out in the Offer to Purchase under the “Offer to Purchase - Formal Valuation”. The full text of the Updated Valuation, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the review undertaken in rendering the opinion, is attached as Schedule B to the Circular. Warrantholders are urged to read the Updated Valuation carefully and in its entirety.
Capital Canada's aggregate fee for the Prior Valuation and Updated Valuation is C$26,500 including applicable taxes and reimbursement of reasonable out-of-pocket expenses was paid by Atlas. The fees and expenses of Capital Canada are not contingent in whole or in part upon the outcome of the Offer, and Capital Canada has no financial interest in Atlas or in any other "interested party" (as such term is defined in MI 61-101) that may be affected by the Offer. The Special Committee determined the compensation paid for the services provided by Capital Canada.”

4    Prior Valuations

Section 17 of the Circular - “Prior Valuations” is hereby deleted in its entirety and replaced with the following:
“As discussed above under “Valuation”, Atlas retained Capital Canada in connection with the Prior Valuation. The Prior Valuation stated that as of April 11, 2013, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, the fair market value per unit of three Warrants fell within the range of C$0.83 and C$1.00 with a suggested mid-point of approximately C$0.92 per unit of three Warrants. Consequently, the Original Purchase Price was below the mid-point fair market value indicated in the Prior Valuation.
A copy of the Prior Valuation is attached to the Circular as Schedule B and also available for inspection at the address of the Corporation shown on the last page of this document. A copy of the Prior Valuation will be sent to any security holder upon request and without charge.”
5    Impact on Earnings, Earnings per Share and Book Value per Share

The Circular is hereby amended by adding the following as Section 24 thereto:
“24.    Pro Forma Information
The impact of the Offer, based on the increased Purchase Price, on the book value per ordinary share is illustrated in the table below.

Book Value per Ordinary Share	Actual 12-31-12 Before Warrant Tender	Pro Forma After Warrant Tender (2)	Change (3)
Shareholders' Equity	$59,864,214	$58,204,422	$(1,659,792)
Preferred Shares Liquidation Preference (1)	(19,620,000)	(19,620,000)
Equity Available to Ordinary Shareholders	$40,244,214	$38,584,422	$(1,659,792)
Ordinary shares outstanding
Ordinary voting shares	2,256,921	2,256,921	—
Restricted voting shares	3,887,471	3,887,471	—
Total ordinary shares outstanding	6,144,392	6,144,392	—
Book value per ordinary share outstanding	$6.55	$6.28	$(0.27)
Percentage decrease to book value per share			(4.1)%
(1) Liquidation amount of preferred shares as of December 31, 2012
(2) Assumes full tender of 3,983,502 warrants at $1.25 per unit of three warrants
(3) The settlement of the Offer will be made in cash

The table below illustrates the potential impact to basic earnings per share if the Warrants are not tendered and all are exercised:

For the Year Ended December 31, 2012
Net income	$3,165,988
Preferred share dividends	810,002
Net income available to ordinary shareholders	$2,355,986

Ordinary shares outstanding	2,256,921
Restricted shares outstanding	3,887,471
Weighted average shares:
Basic (ordinary + restricted)	6,144,281
Effect of warrant exercise	1,327,834
Pro forma - basis weighted average shares outstanding	7,472,115

Earnings per share
Basic	$0.38
Basic - pro forma	0.32
Effect of warrant exercise	$0.06
Percentage decrease in basic EPS due to warrant exercise	15.8%

6    Private Securities Litigation Reform Act of 1995

The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements do not apply in the context of a tender offer. Therefore, the second sentence of the third paragraph under “Forward-Looking Information” in the Original Offer is hereby deleted in its entirety.
7    Accounting Treatment

The Circular is hereby amended by adding the following as Section 25 thereto:
“25.     Accounting Treatment
Warrants purchased under the Offer will represent a reduction in the capital and a corresponding decrease in the Corporation's cash. Therefore, there will be no material differences in the rights of security holders as a result of this transaction and it is not necessary to disclose the accounting treatment of the transaction.”
8    Fees and Expenses

In connection with the Updated Valuation, Atlas agreed to pay Capital Canada an additional fee of C$6,500.
Withdrawal Rights
In addition to the other rights to withdraw as disclosed in the Original Offer, except with respect to tendering Warrantholders in Ontario, tendering Warrantholders have the right to withdraw at any time after the expiration of 40 business days from the commencement of the Offer, if the Warrants tendered by such Warrantholder have not yet been accepted for payment. Therefore,

(a)	Section 6 of the Original Offer - “Withdrawal Rights” is hereby amended by inserting the following new Subsection (e) to the end of the second sentence thereof:

“(e) except with respect to tendering Warrantholders in Ontario, at any time after the expiration of 40 business days from the commencement of the Offer, if the Warrants tendered by such Warrantholder have not yet been accepted for payment.”

(b)
the second sentence beside the heading “Once I have tendered Warrants in the Offer, can I withdraw my tender?” in the “Summary Term Sheet” preceding the Original Offer is hereby amended by inserting the following new Subsection (v) to the end thereof:

“(v) except with respect to tendering Warrantholders in Ontario, at any time after the expiration of 40 business days from the commencement of the Offer, if the Warrants tendered by such Warrantholder have not yet been accepted for payment.”
9    Consequential Amendments to the Original Offer, Circular and Other Documents

The Original Offer, Circular and Letter of Transmittal and Notice of Guaranteed Delivery shall be read together with this Notice, and amended to the extent necessary, in order to give effect to the amendments and variations set forth in this Notice. Except as otherwise set forth in or amended by this Notice, the terms and conditions of the Original Offer and the information in the Original Offer, Circular and Letter of Transmittal and Notice of Guaranteed Delivery, each as amended by this Notice, shall continue to be applicable in all respects.

SCHEDULE A - VALUATION PREPARED BY CAPITAL CANADA LIMITED AS OF APRIL 30, 2013

APPROVAL AND CERTIFICATE
May 3, 2013
The Board of Directors of Atlas Financial Holdings, Inc. has approved the contents of the Notice of Change and Variation dated May 3, 2013 and the sending, communication or delivery thereof to the holders of its ordinary share purchase warrants. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(signed) “Scott D. Wollney” President and Chief Executive Officer	(signed) “Paul Romano” Vice President and Chief Financial Officer

On behalf of the Board of Directors

(signed) “Jordan Kupinsky” Director	(signed) “Larry Swets, Jr.” Director

CONSENT OF CAPITAL CANADA LIMITED

To:    The Board of Directors of Atlas Financial Holdings, Inc.
We refer to the formal valuation dated April 30, 2013, which we prepared for Atlas Financial Holdings, Inc. in connection with its offer to the holders of its ordinary share purchase warrants. We consent to the inclusion of our name and the reference to our formal valuation dated April 30, 2013 in the Notice of Change and Variation dated May 3, 2013 of Atlas Financial Holdings, Inc.
(signed) “Capital Canada Limited”

Toronto, Ontario
May 3, 2013